Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE GOVERNING

1.00% SENIOR CONVERTIBLE NOTES DUE 2012

OF GENERAL CABLE CORPORATION

This FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of September 25, 2012, among Alcan Products Corporation, a Texas corporation (the “Guaranteeing Subsidiary”), a subsidiary of General Cable Corporation, a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to below) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company and certain initial Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 2, 2007, providing for the issuance of 1.00% Senior Convertible Notes due 2012 (the “Notes”); and

WHEREAS, the Company and certain Guarantors have heretofore executed and delivered to the Trustee the First Supplemental Indenture, dated as of October 31, 2007, pursuant to which seven additional Guarantors agreed to unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth therein; and

WHEREAS, the Company and certain Guarantors have heretofore executed and delivered to the Trustee the Second Supplemental Indenture, dated as of April 18, 2008, pursuant to which one additional Guarantor agreed to unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth therein; and

WHEREAS, the Company and certain Guarantors have heretofore executed and delivered to the Trustee the Third Supplemental Indenture, dated as of September 2, 2009, pursuant to which two additional Guarantors agreed to unconditionally guarantee all of the Company’s Obligations under the Notes and Indenture on terms and conditions set forth therein; and

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide a Guarantee on the terms and subject to the conditions set forth in the Guarantee, attached hereto as Exhibit A, and in the Indenture including, but not limited to, Article 12 thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company, the Guaranteeing Subsidiary, or any other Guarantor, under the Notes, any Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes or any Guarantee by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantee.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

SIGNATURES

GENERAL CABLE CORPORATION

By:	/s/ Robert J. Siverd
Name:	Robert J. Siverd
Title:	Executive Vice President, General Counsel and Secretary

ALCAN PRODUCTS CORPORATION

DIVERSIFIED CONTRACTORS, INC.

GC GLOBAL HOLDINGS, INC.

GENCA CORPORATION

GENERAL CABLE CANADA, LTD.

GENERAL CABLE COMPANY

GENERAL CABLE INDUSTRIES, INC.

GENERAL CABLE INDUSTRIES LLC

GENERAL CABLE OVERSEAS HOLDINGS, LLC

GENERAL CABLE TECHNOLOGIES CORPORATION

GK TECHNOLOGIES, INCORPORATED

MARATHON MANUFACTURING HOLDINGS, INC.

MARATHON STEEL COMPANY

MLTC COMPANY

PD WIRE & CABLE SALES CORPORATION

PHELPS DODGE AFRICA CABLE CORPORATION

PHELPS DODGE ENFIELD CORPORATION

PHELPS DODGE INTERNATIONAL CORPORATION

PHELPS DODGE NATIONAL CABLES CORPORATION

By:	/s/ Brian J. Robinson
Name:	Brian J. Robinson
Title:	Executive Vice President

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Robert T. Jones
Name:	Robert T. Jones
Title:	Vice President

EXHIBIT A

FORM OF NOTATION OF GUARANTEE

For value received, the Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of October 2, 2007 (the “Indenture”), among General Cable Corporation (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium and interest on the 1.00% Senior Convertible Notes due 2012 (the “Notes”) whether at the Final Maturity Date, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of and interest on the Notes, if any, on a senior basis, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Final Maturity Date, by acceleration or otherwise. The obligations of the Guarantor to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article 12 of the Indenture, including the circumstances under which such obligations may be released, and reference is hereby made to the Indenture for the precise terms of the Guarantee. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions. This Guarantee may be released in accordance with the Indenture without any further act by any Holder.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

September 25, 2012

ALCAN PRODUCTS CORPORATION

By:
	Name:	Brian J. Robinson
	Title:	Executive Vice President

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